UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.           )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under § 240.14a-12

NUVEEN CHURCHILL DIRECT LENDING CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

P39413-LTR Dear Shareholder, Our records indicate that your account and shares have not yet been voted. The 2025 Annual Meeting of Shareholders of Nuveen Churchill Direct Lending Corp. (“NCDL”) is quickly approaching, scheduled to be held virtually on May 29, 2025. Your prompt participation is needed to approve NCDL’s proposals outlined in the proxy statement. We kindly request that you cast your vote by proxy urgently to ensure that a quorum is reached. Shareholders are being asked to: (1) elect two members of the Board of Directors of NCDL (the “Board”), and (2) author- ize NCDL, with the approval of the Board, to sell or otherwise issue shares of its common stock at a price below its then current net asset value (“NAV”) per share, subject to certain conditions as set forth in the proxy statement (the “Below NAV Proposal”). While NCDL has no immediate plans to issue any shares of its common stock below NAV, NCDL is seeking shareholder approval now in order to provide maximum flexibility if it desires in the future to issue shares of its common stock below NAV per share, which typically must be undertaken quickly. Your vote and participation are very important to us, no matter how many or few shares of NCDL you own. If you do not vote, the effect is the same as voting against the Below NAV Proposal. We encourage you to vote your shares using any one of the methods described below. Your prompt response will help us meet shareholder approval requirements before the meeting, thereby reducing the risk of postponement and additional solicitation costs. If you have any questions about voting, please call our proxy solicitor, Broadridge, at 1-833-216-6744. Thank you for your continued support of NCDL. Sincerely, Robert Paun YOUR VOTE IS VERY IMPORTANT Our Board of Directors recommends that you respond to this solicitation by voting FOR the proposals described in the proxy statement. Nuveen Churchill Direct Lending Corp. FOUR WAYS TO VOTE WWW.PROXYVOTE.COM Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form. ONLINE VOTE PROCESSING Mark, sign and date your ballot and return it in the postage-paid envelope provided. MAILPHONE WITH A PROXY CARD Call 1-800-690-6903 with a touch-tone phone to vote using an automated system. WITH A SMARTPHONE Vote by scanning the Quick Response Code or “QR Code” on the Proxy Card/VIF enclosed. QR CODE PROXY QUESTIONS? Call 1-33-216-6744